Exhibit 99.1

FRED’S REPORTS FOURTH QUARTER AND FISCAL YEAR 2018 RESULTS

MEMPHIS, Tenn. (May 6, 2019) – Fred’s, Inc. (NASDAQ: FRED) reported financial results for the fourth quarter and fiscal year ended February 2, 2019. Except as otherwise noted, the results contained herein have been adjusted for discontinued operations related to the sale of Fred’s specialty pharmacy business to an affiliate of CVS Health Corporation and certain assets of Fred’s retail pharmacy business to Walgreen Co. The amounts and percentages presented below, for all periods, reflect the results of operations and financial conditions from Fred’s continuing operations.

Joe Anto, Fred’s CEO, stated “This is clearly a challenging time for the Company and we are disappointed with our operating results for the quarter and fiscal year.  We are working to optimize our store footprint, cost structure and operating model, while also addressing concerns regarding our liquidity profile.  As of April 30, 2019, our ABL balance stood at $78.3 million versus $58.6 million at the end of Q4.  Additionally, we are working on various sale processes for non-core assets, including certain real estate and our remaining pharmacy script portfolio.”

Fourth Quarter Fiscal 2018 vs. Fourth Quarter Fiscal 2017

●	Net sales were down 17.2% to $307.1 million in Q4 2018 versus $370.9 million in Q4 2017.
•	Comparable store sales decreased 9.7% in Q4 2018 compared to a decline of 4.8% in the same period of 2017.
●	Gross profit decreased 22.1% to $71.7 million in Q4 2018 versus $92.1 million in Q4 2017.
●	Gross margin as a percentage of sales decreased approximately 147 basis points to 23.4% in Q4 2018 versus 24.8% in Q4 2017.
●	Total selling, general, and administrative expenses were $136.7 million in Q4 2018, or 44.5 % of sales, compared to $113.2 million in Q4 2017, or 30.5% of sales.
●	Selling, general, and administrative expenses, adjusted for non-recurring items, were $102.6 million in Q4 2018, or 33.4% of sales, compared to $108.4 million in Q4 2017, or 29.2% of sales.
●	Impairment expense of $31.7 million was recorded during Q4 2018 of certain assets related to the decline in the results of operations compared to the $2.5 million recorded in Q4 2017.
●	Net loss from continuing operations was $67.2 million, or $(1.86) per share, in Q4 2018, compared to a loss of $25.4 million, or $(0.68) per share, in Q4 2017.
●	Adjusted EBITDA, a non-GAAP financial measure, was $(17.7) million in Q4 2018 compared to $31.4 million in Q4 2017.

Fiscal Year 2018 vs. Fiscal Year 2017

●	Net sales were down 8.9% to $1,271.7 million in fiscal 2018 versus $1,395.8 million in fiscal 2017.
●	Comparable store sales decreased 1.7% in fiscal 2018 compared to a decline of 2.5% in fiscal 2017.
●	Gross profit decreased 11.2% to $323.0 million in fiscal 2018 versus $363.8 million in fiscal 2017.
●	Gross margin as a percentage of sales decreased approximately 70 basis points to 25.4% in fiscal 2018 versus 26.1% in fiscal 2017.
●	Total selling, general, and administrative expenses were $452.5 million in fiscal 2018, or 35.6% of sales, compared to $500.8 million, or 35.9% of sales, in fiscal 2017.
●	Selling, general, and administrative expenses, adjusted for non-recurring items, were $409.3 million, or 32.2% of sales, in fiscal 2018 compared to $439.2 million, or 31.5% of sales, in fiscal 2017.
•	Impairment expense of $33.2 million was recorded in fiscal 2018 compared to $2.5 million recorded in fiscal 2017.
●	Net loss from continuing operations was $137.2 million, or $(3.76) per share, in fiscal 2018, compared to a loss of $144.5 million, or $(3.87) per share, in fiscal 2017.
●	Adjusted EBITDA, a non-GAAP financial measure, was $(48.1) million in fiscal 2018 compared to $20.3 million in fiscal 2017.

Fourth Quarter 2018 Results

Fred’s net sales for the fourth quarter of fiscal 2018 decreased 17.2% to $307.1 million from $370.9 million in the fourth quarter last year. Comparable store sales for the quarter decreased 9.7% compared to a 4.8% decrease in the fourth quarter of last year.

Fred’s gross profit for the fourth quarter of 2018 decreased 22.1% to $71.7 million from $92.1 million in the prior year period. Gross margin percentage for the quarter decreased 147 basis points to 23.4% from 24.8% in the same quarter last year.

Total selling, general and administrative expenses for the fourth quarter increased $23.6 million to $136.7 million compared to last year’s fourth quarter of $113.2 million.  As a percentage of sales, total selling, general and administrative expenses, increased 1,400 basis points to 44.5% of sales from 30.5% of sales in the fourth quarter last year.

Adjusted selling, general and administrative expenses, a non-GAAP financial measure that excludes non-recurring items, decreased to $102.6 million, or 33.4% of sales, in Q4 of 2018 compared to $108.4 million, or 29.2% of sales, in Q4 of 2017.

Due primarily to the reduction in the estimated fair value of fixed assets and intangibles related to underperforming stores, Fred’s recorded an impairment expense of $31.7 million in the fourth quarter of 2018.  Comparatively, in the fourth quarter of 2017, Fred’s recorded impairment expense of $2.5 million.

For the fourth quarter of 2018, Fred’s recorded a net loss from continuing operations of approximately $67.2 million, or $(1.86) per share, compared to a net loss of $25.4 million, or $(0.68) per share, during the same period in 2017.

Adjusted EBITDA, a non-GAAP financial measure that further excludes depreciation and amortization and non-recurring items from EBIT, was $(17.7) million compared to $31.4 million in the fourth quarter of 2017.

Fiscal Year End 2018 Results

Net sales for 2018 decreased to $1.272 billion from $1.396 billion in 2017 for a year-over-year decrease of $124.1 million or 8.9%.  Comparable store sales for 2018 decreased 1.6% from the same period last year.  Front store (non-pharmacy) sales decreased 11.8% over 2017 front store sales.  The decrease year over year was primarily due to the clearance of merchandise that management identified as under-productive combined with our out of stock position of many key front store items.

Fred’s gross profit for the year decreased to $323.0 million in 2018 from $363.8 million in 2017, a year-over-year decrease of $40.8 million, or 11.2%. Gross margin rate, measured as a percentage of net sales, decreased to 25.4% in 2018 from 26.1% in 2017, an approximately 70-basis point decline. Factors contributing to the decline in gross margin were related to continued pressures Fred’s experienced in its retail pharmacy business, specifically related to prescription rebates in 2017 that did not recur in 2018 and an increase in DIR fees paid to PBMs. In the front store, gross margin was impacted by promotional markdowns as well as a shift in sales mix from general merchandise to food and consumables.

Total selling, general and administrative expenses decreased to $452.5 million, or 35.6% of sales, in 2018 from $500.8 million, or 35.9% of sales, in 2017.  This decrease was primarily due to the impact of bank fees, financing termination fees and professional fees incurred in 2017 related to the attempted Rite Aid acquisition and the closing of 39 underperforming stores in the prior year that were not repeated in 2018. Additionally, costs decreased as a result of the cost containment measures experienced during fiscal 2018.

Adjusted selling, general and administrative expenses, a non-GAAP financial measure that excludes non-recurring items, decreased to $409.3 million, or 32.2% of sales, for the fiscal year 2018 compared to $439.2 million, or 31.5% of sales, for the same period in 2017.

Impairment expense of $33.2 million was recorded in fiscal 2018 related to long lived assets, including intangibles related to the decline in the results of operations compared to the $2.5 million recorded in fiscal 2017.

Net loss from continuing operations decreased $7.3 million to $137.2 million, or $(3.76) per share, in 2018 from a loss of $144.5 million, or $(3.87) per share, in 2017.

Adjusted EBITDA, a non-GAAP financial measure that further excludes depreciation and amortization and non-recurring items from EBIT, was $(48.1) million for fiscal year 2018 compared to $20.3 million in 2017.

Going Concern; Other Matters

As further detailed in Fred’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019, filed with the Securities and Exchange Commission on May 3, 2019, the report of Fred’s independent registered public accounting firm includes an explanatory paragraph indicating that there is substantial doubt about Fred’s ability to continue as a going concern. The receipt of this explanatory paragraph with respect to Fred’s financial statements for the year ended February 2, 2019 will result in a breach of a covenant under Fred’s Revolving Credit Agreement, which will constitute an event of default under such agreement.  In addition, Fred’s lenders under the Revolving Credit Agreement have indicated to Fred’s their belief that certain other events of default have occurred under the Revolving Credit Agreement in connection with Fred’s previously-announced closure of 159 stores, the inventory sales at certain stores and the timing of delivery, and content, of a borrowing base certificate due under the Revolving Credit Agreement.  An event of default, which is not cured or waived, may permit acceleration of Fred’s indebtedness under the Revolving Credit Agreement, among other remedies. Fred’s is currently seeking an agreement with its lenders pursuant to which such lenders would forbear for a period of time from seeking remedies on account of, or waive, the foregoing events or potential events of default, but there is no assurance that Fred’s will receive such forbearance or waivers.

Conference Call

Fred’s will hold a conference call today at 8:00 a.m. Eastern Time to discuss these results.

Date: Monday, May 6, 2019

Time: 8:00 a.m. Eastern Time

Toll-free dial-in number: 1-877-407-4018

International dial-in number: 1-201-689-8471

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please press *0 for operator assistance, or click “help” on the webcast.

The conference call will be broadcast live and available for replay at http://public.viavid.com/player/index.php?id=134348 and via the investor relations section of the Company’s website at investors.fredsinc.com .

A replay of the conference call will also be available by telephone after 11:00 a.m. Eastern time on May 6, 2019 through May 20, 2019.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-312-6671

Replay ID:13690755

Non-GAAP Financial Measures

The Company’s management believes that the disclosure of Adjusted selling, general and administrative expenses, Adjusted EBITDA and Free Cash Flow provides useful information to investors because the measures present an alternative and more relevant method for measuring the Company’s results of operations and financial condition, and, when viewed together with the Company’s GAAP results and the accompanying reconciliations, provide a more complete understanding of the factors and trends affecting the Company than the GAAP results alone.

Adjusted EBITDA is calculated as loss before interest and other income and expense, income tax benefit, depreciation and amortization, and non-recurring items. Non-recurring items include discontinued operations, impairment, closed stores, professional fees, stock compensation, LIFO adjustments, and other. Adjusted selling, general and administrative expenses, including depreciation and amortization, is calculated as selling, general and administrative expenses, including depreciation and amortization and excludes certain non-recurring items, such as closed stores, non-recurring professional fees, severance, and other non-recurring items. The exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted selling, general and administrative expenses, including depreciation and amortization, facilitate operating performance comparisons on a period-to-period basis and excludes items that Fred’s does not consider to be indicative of our core operating performance. Accordingly, Fred’s believes that Adjusted EBITDA and Adjusted selling, general and administrative expenses, including depreciation and amortization, provide useful information to investors and others in understanding and evaluating our operating results in the same manner as Fred’s management and board of directors. Additionally, Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use Adjusted EBITDA, along with other measures, to estimate the value of a company and to compare the operating performance of a company to others in its industry. A reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measure appears in the financial tables attached to this news release.

The Company defines Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by operating activities less expenditures for property, plant, and equipment, and any proceeds from asset dispositions, both of which are reported in our Condensed Consolidated Statement of Cash Flows. The Company believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparisons of liquidity with other companies within the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

About Fred’s, Inc.

Since 1947, Fred’s, Inc. has been an integral part of the communities it serves throughout the Southeastern United States. Today, Fred’s operates approximately 557 discount value stores and its mission is to make it easy AND exciting to save money. Its unique format offers customers a full range of value-priced everyday items, along with terrific deals on closeout merchandise throughout the store. For more information about the Company, visit Fred’s website at www.fredsinc.com.

Cautionary Statement Regarding Forward-looking Information

Comments in this press release that are not historical facts are forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as “outlook,” “guidance,” “may,” “should,” “could,” “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “committed,” “continue,” or “will likely result” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Forward-looking statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, demand for products, share repurchases, strategic initiatives, including those relating to store closures and acquisitions and dispositions by the Company and the expected impact of such transactions on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to risks and uncertainties associated with: (i) the competitive nature of the industries in which we operate; (ii) our turnaround plan and the implementation of our strategic initiatives, and their impact on our sales, costs and operations; (iii) our store closures and the related sales of inventory and real estate issues; (iv) our divestitures; (v) utilizing our existing and new stores and the extent of our pharmacy department presence in new and existing stores; (vi) conditions affecting the retail sector as a whole; (vii) our reliance on a single supplier of pharmaceutical products; (viii) our pharmaceutical drug pricing; (ix) reimbursement rates and the terms of our agreements with pharmacy benefit management companies; (x) consolidation in the healthcare industry; (xi)  our private brands; (xii) the seasonality of our business and the impact of adverse weather conditions; (xiii) operational, supply chain and distribution difficulties; (xiv) merchandise supply and pricing; (xv) consumer demand and product mix; (xvi) delayed openings and operating new stores and distribution facilities; (xvii) our employees; (xviii) risks relating to payment processing; (xix) our computer systems, and the processes supported by our information technology infrastructure; (xx) our ability to protect the personal information of our customers and employees; (xxi) cyber-attacks; (xxii) changes in governmental regulations; (xxiii) the outcome of legal proceedings, including claims of product liability; (xxiv) insurance costs; (xxv) tax assessments and unclaimed property audits; (xxvi) current economic conditions;  (xxvii) our indebtedness and our ability to satisfy our debt obligations and obtain forbearance or waivers for any defaults; (xxviii) the terms of our existing and future indebtedness, including the covenants set forth in the documents governing such indebtedness; (xxix) any acquisitions we may pursue and the ability to effectively integrate businesses that we acquire; (xxx) our ability to remediate the material weaknesses in our internal controls over financial reporting and otherwise maintain effective internal controls over financial reporting; (xxxi) our largest stockholder holding a significant percentage of our outstanding equity; (xxxii) our ability to pay dividends and/or repurchase shares of our Class A voting common stock; (xxxiii) our ability to attract and retain talented executives; (xxxiv) any strategic alternatives that we decide to pursue, if any; (xxxv) our ability to continue as a going concern; and (xxxvi) the factors listed under Item 1A: “Risk Factors” in our most recent Annual Report on Form 10-K  and in any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Contact

Jen Ehlers, Fred’s, Inc.

1-817-369-5772

Jen.ehlers@fredsinc.com

FRED’S, INC.

Reconciliation of Unaudited Net Loss to Adjusted EBITDA

A Non-GAAP Financial Measure

(In thousands)

	For the Period Ended		For the Year Ended
	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net Income (Loss)	$68,728	$(32,392)	$(12,967)	$(150,185)
Interest expense	1,800	1,926	7,581	6,297
Income tax expense (benefit)	406	2,361	52	1,241
Operating income (loss) / EBIT	70,934	(28,105)	(5,334)	(142,647)
Depreciation and amortization	7,254	8,968	31,273	35,301
EBITDA	78,188	(19,137)	25,939	(107,346)
Adjustments:
Stock compensation	594	13	3,279	4,619
LIFO adjustment	1,531	1,497	—	1,446
Closing stores	—	338	—	16,676
Inventory impairment	—	750	—	17,830
Professional fees related to attempted Rite Aid acquisition	—	9,405	(909)	41,330
Professional fees for specialty and retail pharmacy discontinued operations	1,065	—	3,541	—
Professional fees related to turnaround strategy	1,356	7,709	2,363	12,244
Walgreens reimbursement (Rite-Aid)	—	(25,000)	—	(25,000)
Loss on sale of airplane	—	—	—	2,599
Impairment of assets, including intangibles	31,737	2,489	33,243	2,489
Valuation allowance	3,747	37,116	3,747	37,116
Executive and other severance	—	—	4,938	852
Activism expenses	—	6,050	—	6,650
Discontinued operations	(135,960)	7,022	(124,216)	5,646
Other	—	3,188	—	3,188
Adjusted EBITDA	$(17,742)	$31,440	$(48,075)	$20,339

 FRED’S, INC.

Reconciliation of Unaudited Selling, General, and Administrative Expenses, Including Depreciation and Amortization to Adjusted Selling, General, and Administrative Expenses, Including Depreciation and Amortization

A Non-GAAP Financial Measure

(In thousands)

	For the Period Ended		For the Year Ended
	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018

Total selling, general and administrative expenses	$136,740	$113,176	$452,519	$500,788

Closing Stores	—	338	—	18,173
Professional fees related to attempted Rite Aid acquisition	—	(15,595)	(909)	18,555
Professional fees related to turnaround strategy	1,356	11,543	2,363	12,244
Professional fees for specialty and retail pharmacy discontinued operations	1,065	—	3,541	—
Loss on sale of airplane	—	—	—	2,599
Activism Expenses	—	6,050	—	6,650
Impairment of assets	31,737	2,489	33,243	2,489
Executive and other Severance	—	—	4,938	852
Adjusted selling, general, and administrative expenses	$102,582	$108,351	$409,343	$439,226

FRED’S, INC.

Free Cash Flow

A Non-GAAP Financial Measure

(In thousands)

	52 Weeks	53 Weeks
	February 2, 2019	February 3, 2018
Net cash used in operating activities	$(91,523)	$(44,703)
Less capital expenditures	(9,005)	(15,753)
Less asset acquisitions, net, primarily intangibles	—	(1,718)
Add proceeds from asset dispositions	2,203	2,206
Add net proceeds from discontinued operations	215,469	—
Free cash flow	$117,144	$(59,968)

FRED’S, INC.

Unaudited Financial Highlights

(In thousands, except per share amounts)

	13 Weeks	14 Weeks		52 Weeks Ended	53 Weeks Ended
	February 2, 2019	February 3, 2018	% Change	February 2, 2019	February 3, 2018	% Change
Net sales	$307,092	$370,865	-17.2%	$1,271,746	$1,395,845	-8.9%
Operating loss from continuing operations	(65,026)	(21,100)	-208.2%	(129,550)	(137,001)	5.4%
Net loss from continuing operations	(67,232)	(23,026)	-192.0%	(137,183)	(144,539)	5.1%
Net income (loss) from discontinued operations	135,960	(7,022)	2036.2%	124,216	(5,646)	2300.1%
Net loss per share from continuing operations, basic and diluted	(1.86)	(0.68)		(3.76)	(3.87)
Net income (loss) per share from discontinued operations, basic and diluted	3.77	(0.19)		3.40	(0.15)

Average shares outstanding:
Basic	36,073	37,461		36,510	37,392
Diluted	36,073	37,461		36,510	37,392

FRED’S, INC.

Unaudited Fiscal 2018 Fourth Quarter Results

(In thousands, except per share amounts)

	For the Period Ended
	13 Weeks		14 Weeks
	February 3, 2019	% of Net Sales	February 2, 2018	% of Net Sales
Net sales	$307,092	100.0%	$370,865	100.0%
Cost of goods sold	235,378	76.6%	278,789	75.2%
Gross profit	71,714	23.4%	92,076	24.8%
Depreciation & amortization	7,254	2.4%	8,968	2.4%
Impairment expense	31,737	10.3%	2,489	0.7%
Selling, general and administrative expenses	97,749	31.8%	101,719	27.4%
Operating loss from continuing operations	(65,026)	-21.3%	(21,100)	-5.6%
Interest expense, net	1,800	0.6%	1,926	0.5%
Loss from continuing operations before income taxes	(66,826)	-21.9%	(23,026)	-6.1%
Income tax benefit	406	0.1%	2,344	0.6%
Net loss from continuing operations	(67,232)	-22.1%	(25,370)	-6.8%
Net income (loss) from discontinued operations	135,960	44.1%	(7,022)	-1.9%
Net income (loss)	$68,728		$(32,392)

Net loss per share from continuing, basic and diluted	(1.86)		(0.68)
Net income (loss) per share from discontinued, basic and diluted	3.77		(0.19)

Weighted average shares outstanding:
Basic	36,073		37,461
Diluted	36,073		37,461

FRED’S, INC.

Fiscal Year Ended 2018

(In thousands, except per share amounts)

	Fiscal Year Ended
	52 Weeks		53 Weeks
	February 3, 2019	% of Net Sales	February 2, 2018	% of Net Sales
Net sales	$1,271,746	100.0%	$1,395,845	100.0%
Cost of goods sold	948,777	74.6%	1,032,058	73.9%
Gross profit	322,969	25.4%	363,787	26.1%
Depreciation & amortization	31,273	2.5%	35,301	2.5%
Impairment expense	33,243	2.6%	2,489	0.2%
Selling, general and administrative expenses	388,003	30.5%	462,998	33.2%
Operating loss from continuing operations	(129,550)	-10.2%	(137,001)	-9.7%
Interest expense, net	7,581	0.6%	6,297	0.5%
Loss from continuing operations before income taxes	(137,131)	-10.9%	(143,298)	-10.2%
Income tax (benefit) expense	52	0.0%	1,241	0.1%
Net loss from continuing operations	(137,183)	-11.0%	(144,539)	-10.4%
Net income (loss) from discontinued operations	124,216	9.6%	(5,646)	-0.4%
Net loss	$(12,967)		$(150,185)
Net loss per share from continuing, basic and diluted	(3.76)		(3.87)
Net income (loss) per share from discontinued, basic and diluted	3.40		(0.15)

Weighted average shares outstanding:
Basic	36,510		37,392
Diluted	36,510		37,392

FRED’S, INC.

Unaudited Balance Sheet

(In thousands)

	February 2,	February 3,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$5,353	$6,573
Inventories	246,517	263,831
Receivables, less allowance for doubtful accounts	22,970	37,720
Other non-trade receivables	30,412	31,500
Current assets held for sale	—	35,247
Prepaid expenses and other current assets	10,074	10,055
Total current assets	315,327	384,926
Property and equipment, less accumulated depreciation and amortization	66,346	110,539
Goodwill	—	—
Noncurrent assets held for sale	4,839	67,185
Intangible assets, net	21,463	34,347
Other noncurrent assets, net	1,050	568
Total assets	$409,025	$597,565

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$97,107	$129,213
Current portion of indebtedness	58,641	65
Accrued expenses and other	58,352	67,977
Current liabilities held for sale	—	26,572
Total current liabilities	214,100	223,827
Long-term portion of indebtedness	14,446	167,100
Noncurrent liabilities held for sale	—	48
Other noncurrent liabilities	15,015	25,542
Total liabilities	243,560	416,517
Total shareholders’ equity	165,465	181,048
Total liabilities and shareholders’ equity	$409,025	$597,565

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